Exhibit 99.1

POTOMAC BANCSHARES, INC.

Charles Town, West Virginia

NOTICE OF REGULAR ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD APRIL 27, 2004

To the Shareholders:

The Regular Annual Meeting of Shareholders of Potomac Bancshares, Inc. (“Potomac”), will be held at Clarion Hotel and Conference Center, Shepherdstown, West Virginia, at 10:30 a.m., on April 27, 2004, for the purposes of considering and voting upon proposals:

1. To elect a class of directors for a term of three years.

2. To ratify the selection by the board of directors of Yount, Hyde & Barbour, P.C., as independent certified public accountants for the year 2004.

3. To approve any other business that may properly be brought before the meeting or any adjournment thereof.

Only those shareholders of record at the close of business on March 12, 2004, shall be entitled to notice of the meeting and to vote at the meeting.

By Order of the Board of Directors

Robert F. Baronner, Jr.
President and Chief Executive Officer

PLEASE SIGN AND RETURN THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE, WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON. IF YOU DO ATTEND THE MEETING, YOU HAVE THE OPTION TO WITHDRAW YOUR PROXY.

March 30, 2004

POTOMAC BANCSHARES, INC.

111 EAST WASHINGTON STREET

P.O. BOX 906

CHARLES TOWN, WEST VIRGINIA

(304) 725-8431

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS - APRIL 27, 2004

Potomac Bancshares, Inc. is furnishing this statement in connection with its solicitation of proxies for use at the annual meeting of shareholders of Potomac Bancshares, Inc. to be held on April 27, 2004, at the time and for the purposes set forth in the accompanying notice of regular annual meeting of shareholders.

Solicitation of Proxies

Potomac’s management, at the direction of Potomac’s board of directors, is making this proxy solicitation. These proxies enable shareholders to vote on all matters scheduled to come before the meeting. If the enclosed proxy is signed and returned, it will be voted as directed; or if not directed, the proxy will be voted “FOR” all of the various proposals to be submitted to the vote of shareholders described in the enclosed notice of regular annual meeting and this proxy statement. A shareholder executing the proxy may revoke it at any time before it is voted by:

•	notifying Potomac in person,

•	giving written notice to Potomac of the revocation of the proxy,

•	submitting to Potomac a subsequently-dated proxy, or

•	attending the meeting and withdrawing the proxy before it is voted at the meeting.

Potomac will pay the expenses of this proxy solicitation. In addition to this solicitation by mail, officers and regular employees of Potomac and Bank of Charles Town may, to a limited extent, solicit proxies personally or by telephone or telegraph, although no person will be engaged specifically for that purpose.

Eligibility of Stock for Voting Purposes

Under Potomac’s bylaws, the board of directors has fixed March 12, 2004, as the record date for determining the shareholders entitled to notice of, and to vote at, the meeting or any adjournment thereof. Only shareholders of record at the close of business on that date are entitled to notice of and to vote at the annual meeting or any adjournment thereof.

As of the record date for the annual meeting, 1,698,817 shares of the capital stock of Potomac were outstanding and entitled to vote. The principal holders of Potomac common stock are discussed under the section of this proxy statement entitled, “Principal Holders of Voting Securities”. As of the record date, Potomac had a total of approximately 1,100 shareholders of record.

PURPOSES OF MEETING

1. ELECTION OF DIRECTORS

General

Potomac’s articles of incorporation currently provide for a classified board of directors. There are three classes with each being elected for a three-year term. There are presently 12 directors on the board, four of whom are nominees for election at the 2004 annual meeting. All four of the nominees are non-employee directors.

Directors are elected by a plurality of the shares voted. As required by West Virginia law, each share is entitled to one vote per nominee, unless a shareholder requests cumulative voting for directors at least 48 hours before the meeting. If a shareholder properly requests cumulative voting for directors, then each shareholder will have the right to vote the number of shares owned by that shareholder for as many persons as there are directors to be elected, or to cumulate such shares and give one candidate as many votes as the number of directors multiplied by the number of shares owned shall equal, or to distribute them on the same principle among as many candidates as the shareholder sees fit. If any shares are voted cumulatively for the election of directors, the proxies, unless otherwise directed, shall have full discretion and authority to cumulate their votes and vote for less than all such nominees. For all other purposes, each share is entitled to one vote.

Potomac does not have a separate nominating committee and the board of directors serves this function. The board of directors makes nominations based upon its belief that candidates for director should have certain minimum qualifications, including:

•	Directors should be of the highest ethical character.

•	Directors should have excellent personal and professional reputations in the company’s market area.

•	Directors should be accomplished in their professions or careers.

•	Directors should be able to read and understand financial statements and either have knowledge of, or the ability and willingness to learn, financial institution law.

•	Directors should have relevant experience and expertise to evaluate financial data and provide direction and advice to the chief executive officer and the ability to exercise sound business judgment.

•	Directors must be willing and able to expend the time to attend meetings of the board of directors of the company and the bank and to serve on board committees.

•	The board of directors will consider whether a nominee is independent, as legally defined. In addition, directors should avoid the appearance of any conflict and should be independent of any particular constituency and be able to serve all shareholders of the company.

•	Because the directors of the company also serve as directors of the bank, a majority of directors must be residents of West Virginia, as required by state banking law.

•	Directors must be acceptable to the company’s and the bank’s regulatory agencies, including the Federal Reserve Board, the Federal Deposit Insurance Corporation and the West Virginia Division of Banking and must not be under any legal disability which prevents them from serving on the board of directors or participating in the affairs of a financial institution.

•	Directors must own or acquire sufficient capital stock to satisfy the requirements of federal law and the bylaws of the bank.

•	Directors must be at least 21 years of age.

The board of directors of the company reserves the right to modify these minimum qualifications from time to time, except where the qualifications are required by the laws relating to financial institutions.

The process of identifying and evaluating nominees is as follows: In the case of incumbent directors whose terms are set to expire, the board considers the directors’ overall service to the company during their term, including such factors as the number of meetings attended, the level of participation, quality of performance and any transactions between such directors of the company and the bank. The board also reviews the payment history of loans, if any, made to such directors of the bank to ensure that the directors are not chronically delinquent and in default. The board considers whether any transactions between the directors and the bank have been criticized by any banking regulatory agency or the bank’s external auditors and whether corrective action, if required, has been taken and was sufficient. The board also confirms that such directors remain eligible to serve on the board of directors of a financial institution under federal and state law. For new director candidates, the board uses its network of contacts in the company’s market area to compile a list of potential candidates. The board then meets to discuss each candidate and whether he or she meets the criteria set forth above. The board then discusses each candidate’s qualifications and chooses a candidate by majority vote.

The board will consider director candidates recommended by stockholders, provided that the recommendations are received at least 120 days before the next annual meeting of shareholders. In addition, the procedures set forth below are followed by stockholders for submitting nominations. The board does not intend to alter the manner in which it evaluates candidates, regardless of whether or not the candidate was recommended or nominated by a shareholder.

Potomac’s bylaws provide that nominations for election to the board of directors, other than those made by or on behalf of Potomac’s existing management, must be made by a shareholder in writing delivered or mailed to the President not less than 14 days nor more than 50 days prior to the meeting called for the election of directors; provided, however, that if less than 21 days’ notice of the meeting is given to shareholders, the nominations must be mailed or delivered to the President not later than the close of business on the 7th day following the day on which the notice of meeting was mailed. The notice of nomination must contain the following information, to the extent known:

•	name and address of proposed nominee(s);

•	principal occupation of nominee(s);

•	total shares to be voted for each nominee;

•	name and address of notifying shareholder; and

•	number of shares owned by notifying shareholder.

Nominations not made in accordance with these requirements may be disregarded by the chairman of the meeting and in such case the votes cast for each such nominee will likewise be disregarded.

The table beginning on page 6 of this proxy statement contains background information on each director nominee.

Committees of the Board

Potomac’s board of directors has a standing audit committee. The report of this committee is given on pages 4 and 5 of this proxy statement. Other functions of board committees for Potomac have been carried out by the board of directors as a whole or through committees of the board of directors of Bank of Charles Town. While there is no such requirement, the board of directors of the bank and Potomac are, and have at all times been, identical.

The audit committee consists of four independent directors: J. Scott Boyd, Guy Gareth Chicchirichi, E. William Johnson and Donald S. Smith. All members of the committee meet the Nasdaq definition for independence. The audit committee is appointed and approved by the boards of Potomac and the bank. The committee is to assist these boards in monitoring (1) the integrity of the financial statements of the corporation, (2) the compliance by the corporation with legal and regulatory requirements and (3) the independence of the corporation’s internal and external auditors. During 2003, the audit committee held seven meetings.

The company’s board of directors has determined that E. William Johnson meets the requirements of an audit committee financial expert as defined by the Securities and Exchange Commission.

The bank has a standing asset/liability/investment management committee, Community Reinvestment Act committee, personnel committee, trust committee, trust investment review committee and executive committee.

The asset/liability/investment management committee consists of six members: Robert F. Baronner, Jr., Guy Gareth Chicchirichi, William R. Harner, E. William Johnson, Gayle Marshall Johnson, and David S. Smith. This committee is comprised of board members and officers whose responsibilities are to manage the balance sheet of the bank by maximizing and maintaining the spread between interest earned and interest paid while assuming acceptable business risks and ensuring adequate liquidity. The committee recommends investment policies to the board and reviews investments as necessary. This committee held four meetings during 2003.

The Community Reinvestment Act (CRA) committee consists of eight members: Robert F. Baronner, Jr., Donna J. Burns, Margaret Cogswell, Thomas C. G. Coyle, David Irwin, Marcia Lerch, Susan Myers and Linda Wasilius. The CRA committee is responsible for recommending to the board of directors policies that address fair lending concerns and the requirements of the CRA. Fair lending concerns are directed at preventing lending practices that discriminate either overtly or that have the effect of discrimination. The Community Reinvestment Act requires that banks meet the credit needs of their communities, including those of low- and moderate-income borrowers. This committee held two meetings in 2003.

The personnel committee consists of seven members: Robert F. Baronner, Jr. (ex-officio), J. Scott Boyd, Guy Gareth Chicchirichi, Thomas C.G. Coyle, Tammy Miller, John C. Skinner, Jr. and Donald S. Smith. The personnel committee’s responsibilities include evaluating staff performance and requirements, reviewing salaries, and making necessary recommendations to the board regarding these responsibilities. The committee held one meeting in 2003. The executive officer who serves on this committee did not make recommendations or participate in meetings relating to his own salary. See “Personnel Committee Report on Executive Compensation.”

The trust committee consists of six members: Robert F. Baronner, Jr., John P. Burns, Jr., Thomas C.G. Coyle, William R. Harner, Robert L. Hersey and John C. Skinner, Jr. The trust committee is responsible for the general supervision of the fiduciary activities performed by the Trust and Financial Services Division in order to ensure proper administration of all aspects of the bank’s fiduciary business. It sets forth prudent policies and guidelines under which the department can fulfill its fiduciary responsibilities in a timely and efficient manner and meet state and federal regulatory requirements. The committee makes periodic reports to the board of directors and oversees the activities of the trust investment review committee. The trust committee held six regular meetings in 2003.

The trust investment review committee, consisting of two trust officers, the president and chief executive officer, and one director (Robert L. Hersey, David S. Smith, Robert F. Baronner, Jr. and William R. Harner), meets regularly to review investments in trust accounts and to determine that these investments remain within the guidelines of the account. This committee held 10 meetings during 2003.

The executive committee consists of seven members: Robert F. Baronner, Jr., J. Scott Boyd, John P. Burns, Jr., William R. Harner, E. William Johnson, John C. Skinner, Jr. and Donald S. Smith. This committee meets on an as needed basis to review and approve loans that exceed the chief executive officer’s lending authority. This committee held six meetings in 2003.

Neither Potomac nor the bank has a nominating committee. Rather, the board of directors of each selects nominees to fill vacancies on the boards.

The board of directors of Potomac met for four regular quarterly meetings and seven special meetings in 2003. The board of directors of the bank held regular monthly meetings the second Tuesday of each month in 2003. Special meetings are held from time to time as required. During 2003, the bank board held 12 regular meetings and one special meeting. During the year, each of the directors attended at least 75% of all meetings of the boards of Potomac and the bank and all committees of the boards on which they served.

Audit Committee Report

The audit committee’s report to the shareholders which follows was approved and adopted by the committee on March 3, 2004, and by the board of directors on March 9, 2004. The members of the audit committee are all independent in accordance with the requirements of NASDAQ.

The audit committee oversees Potomac’s financial reporting process on behalf of the board of directors. Management has the primary responsibility for the financial statements and the reporting process including the systems of internal controls.

The audit committee has reviewed and discussed the audited financial statements with management, discussed with the independent auditor the matters required by SAS 61, received communications from the independent auditor as to their independence, and discussed independence with the auditor.

The audit committee has received the written disclosures and the letter from the independent accountant required by Independence Standards Board No. 1, “Independence Discussions with Audit Committees”, and has discussed with the independent accountant the independent accountant’s independence.

Based on its review and discussions with management and the independent auditor, the audit committee recommended to the board of directors that the audited financial statements be included in the Form 10-KSB filed by the corporation.

The audit committee and the board of directors have adopted a written charter for the audit committee which is included as Attachment A at the end of this proxy statement.

The following fees were paid to Yount, Hyde & Barbour, P.C., Potomac Bancshares, Inc.’s certified public accountants, for services provided to the corporation for the fiscal year ending December 31, 2003.

	2003		2002
	Fees	Percentage	Fees	Percentage
Audit fees	$37,600	67.2%	$36,886	72.4%
Audit-related fees	14,288	25.6%	10,210	20.0%
Tax fees	4,000	7.2%	3,900	7.6%
All other fees	—	0.0%	—	0.0%

	$55,888	100.0%	$50,996	100.0%

A description of these fees is as follows:

•	Audit fees: Audit and review service and review of documents filed with SEC.

•	Audit-related fees: Agreed upon procedures related to the Trust Department’s Regulation 9 examination and IT review.

•	Tax fees: Preparation of federal and state tax returns.

The audit committee of the board believes that the non-audit services provided by Yount, Hyde & Barbour are compatible with maintaining the auditor’s independence. The audit committee charter requires that the audit committee pre-approve all services performed by the independent auditors. However, the pre-approval requirement is waived for non-audit services if the amount of the non-audit service is not more than 5% of the total amount paid to the independent auditors during the fiscal year in which the services are provided and such services were not recognized at the time of the engagement to be non-audit services and such services are promptly brought to the committee’s attention and approved prior to the completion of the audit. All of the services described above for which Yount, Hyde & Barbour, P.C., billed the company for the fiscal year ended December 31, 2003, were pre-approved by the company’s audit committee. For the fiscal year ended December 31, 2003, the company’s audit committee did not waive the pre-approval requirement of any non-audit services to be provided to the company by Yount, Hyde & Barbour, P.C.

This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed with such Acts.

E. William Johnson, Chairman
J. Scott Boyd
Guy Gareth Chicchirichi
Donald S. Smith

Management Nominees to the Board of Potomac

The management nominees for the board of directors are:

Nominees	Age	Served As Director of Potomac Since	Family Relation- ship With Other Nominees	Year in Which Term Expires	Principal Occupation or Employment Last Five Years
J. Scott Boyd	47	1999	None	2004	Pharmacist and President of Jefferson Pharmacy, Inc. in Jefferson County, West Virginia since 1982; President and Chairman of Board of Directors of In Home Medications West Virginia, Inc.

John P. Burns, Jr.	62	1994	None	2004	Owner/operator of a beef and grain farm in Jefferson County, West Virginia; President, Jefferson County Fair Association; Director, Valley Farm Credit.

Management Nominees to the Board of Potomac (Continued)

Barbara H. Pichot	56	2004	None	2004	Certified public accountant and partner in CoxHollida LLP, a public accounting firm in Berkeley County, West Virginia, since 1981; President, Hospice of the Panhandle; member Board of Governors, Shepherd College.

C. Larry Togans	57	2004	None	2004	Retired Deputy, Branch of Human Resources, U. S. Geological Survey, employed 1973 to 2001.

Directors Continuing to Serve Unexpired Terms

Directors	Age	Served As Director of Potomac Since	Family Relation- ship With Other Nominees	Year in Which Term Expires	Principal Occupation or Employment Last Five Years
Robert F. Baronner, Jr.	45	2001	None	2005	Employed by bank as of 1/1/01 as President and Chief Executive Officer; former Senior Credit Officer, BB&T Northern West Virginia, May 2000 to December 2000; former Executive Vice President, One Valley Bank East September 1997 to April 2000.

Guy Gareth Chicchirichi	62	1994	None	2005	Executive Manager, Secretary/Treasurer, Guy’s Buick-Pontiac-Oldsmobile-GMC Truck, Inc., Jefferson County, West Virginia; charter member of Charles Town Rotary Club; Director, Jefferson County Boys & Girls’ Club.

Margaret Cogswell	45	2003	None	2005	Executive Director, Hospice of the Panhandle, Berkeley County, West Virginia since 1986.

Thomas C. G. Coyle	75	1994	None	2005	Retired owner/operator of Riddleberger’s Store, Jefferson County, West Virginia; Trustee and Elder, Charles Town Presbyterian Church; Director, Edge Hill Cemetery.

William R. Harner	63	1994	None	2006	Employed at Bank 1967 to 2004; Senior Vice President and Cashier 1988 to 2004 (retired); Senior Vice President of Potomac since 1994.

E. William Johnson	59	1994	None	2006	Professor of Economics, Shepherd College, Jefferson County, West Virginia.

Directors Continuing to Serve Unexpired Terms (Continued)

John C. Skinner, Jr.	62	1994	None	2006	Attorney, owner of Nichols & Skinner, L. C., Jefferson County, West Virginia; Bank attorney since 1986; Potomac attorney since 1994.

Donald S. Smith	75	1994	None	2006	Employed at Bank 1947 to 1991; President 1978 to 1991 (retired); Vice President and Assistant Secretary of Potomac since 1994.

Principal Holders of Voting Securities

The following shareholder beneficially owns more than 5% of Potomac’s common stock as of March 5, 2004.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Estate of Virginia F. Burns PO Drawer 40 Charles Town WV 25414	100,240 shares	5.9006

Ownership of Securities by Nominees, Directors and Officers

The following table shows the amount of Potomac’s outstanding common stock beneficially owned by nominees, directors and principal officers of Potomac individually and as a group. Beneficial ownership has been determined in accordance with the provisions of Rule 13d-3 of the Securities Exchange Act of 1934 under which a person is deemed to be the beneficial owner of a security if he or she has or shares the power to vote or direct the voting of the security or the power to dispose of or direct the disposition of the security, or if he or she has the right to acquire beneficial ownership of the security within sixty days. No shares are disclosed in the amounts below that are exercisable by any nominee, director or principal officer. The information is furnished as of March 5, 2004, on which date 1,698,817 shares were outstanding.

Non-Nominees	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Robert F. Baronner, Jr. PO Box 906 Charles Town, WV 25414-0906	4,093 shares	.2410

Guy Gareth Chicchirichi RR 6 Box 38 Charles Town WV 25414-9704	7,494 shares	.4411

Margaret Cogswell 122 Waverly Court Martinsburg WV 25401	50 shares	.0029

Non-Nominees (Continued)	Amount and Nature of Beneficial Ownership	Percent of Common Stock
Thomas C.G. Coyle 808 High Street Charles Town WV 25414	10,893 shares	.6412

William R. Harner PO Box 906 Charles Town WV 25414-0906	4,200 shares	.2472

E. William Johnson Division of Business and Social Sciences Shepherd College Shepherdstown WV 25443	2,325 shares	.1369

John C. Skinner, Jr. PO Box 487 Charles Town WV 25414	11,712 shares	.6894

Donald S. Smith PO Box 264 Charles Town WV 25414-0264	17,700 shares	1.0419

Nominees	Amount and Nature of Beneficial Ownership	Percent of Common Stock
J. Scott Boyd 201 S Preston Street Ranson WV 25438	1,100 shares	.0648

John P. Burns, Jr. 12 Burns Farm Lane Charles Town WV 25414	9,188 shares	.5408

Barbara H. Pichot PO Box 1207 Martinsburg WV 25402	290 shares	.0171

C. Larry Togans 225 Tuscawilla Hills Charles Town WV 25414	50 shares	.0029

Officers (Non-Nominees)	Amount and Nature of Beneficial Ownership	Percent of Common Stock
David W. Irvin PO Box 906 Charles Town WV 25414	569 shares	.0335

Gayle Marshall Johnson PO Box 906 Charles Town WV 25414-906	1,524 shares	.0897

All nominees, directors & principal officers as a group (14 persons)	71,188 shares	4.1904

Executive Compensation

Potomac’s officers did not receive compensation as such during 2003. The following table sets forth the annual and long-term compensation for services in all capacities to the bank for the fiscal years ended December 31, 2003, 2002 and 2001 of the chief executive officer. Neither Potomac nor the bank has any stock option plans, employee stock ownership plans or other employee benefit plans except for the pension plan, 401(k) plan and 2003 stock option plan described in this proxy statement. No options were granted in 2003 through the stock option plan.

Summary Compensation Table

Name And Principal Position	Year	Annual Compensation			Long-Term Compensation			All Other Compensation ($)
					Awards		Payouts
		Salary ($)	Bonus ($)	Other Annual Compen- sation ($)	Restricted Stock Award(s) ($)	Securities Under- Lying Options/ SARs(#)	LTIP Payouts ($)
Robert F. Baronner, Jr. President and Chief Executive Officer	2003 2002 2001	137,000 126,469 107,224	20,448 20,895 17,200	9,120 9,120 9,175	N/A N/A N/A	N/A N/A N/A	N/A N/A N/A	0 0 0

David W. Irwin Senior Vice President and Commercial Loan Division Manager	2003 2002	77,156 74,562	52,456 65,011	N/A N/A	N/A N/A	N/A N/A	N/A N/A	0 0

Employee Benefit Plans

Potomac sponsors a noncontributory, defined benefit pension plan under which benefits are determined based on an employee’s average annual compensation for any five consecutive full calendar years of service which produce the highest average. An employee is any person (but not including a person acting only as a director) who is regularly employed on a full-time basis. An employee becomes eligible to participate in the plan upon completion of at least one year of service and attainment of age 21.

Normal retirement is at age 65 with the accrued monthly benefit determined on actual date of retirement. An employee may take early retirement from age 60 and the accrued monthly benefit as of the normal retirement date is actuarially reduced. There is no reduction if an employee is 62 years of age and has 30 years service.

PENSION PLAN TABLE

Average Remuneration	Years of Service
	5	10	15	20	25	30
$10,000	$760	$1,520	$2,280	$3,040	$3,800	$3,800
15,000	1,260	2,520	3,780	5,040	6,300	6,300
20,000	1,760	3,520	5,280	7,040	8,800	8,800
25,000	2,260	4,520	6,780	9,040	11,300	11,300
30,000	2,760	5,520	8,280	11,040	13,800	13,800
40,000	3,760	7,520	11,280	15,040	18,800	18,800
50,000	4,760	9,520	14,280	19,040	23,800	23,800
60,000	5,760	11,520	17,280	23,040	28,800	28,800
70,000	6,760	13,520	20,280	27,040	33,800	33,800
80,000	7,760	15,520	23,280	31,040	38,800	38,800

Compensation covered by the pension plan is based upon total pay. Effective for plan years beginning after December 31, 1993, the Internal Revenue Code (the “Code”) prohibits compensation in excess of $150,000 (as indexed) to be taken into account in determining one’s pension benefit.

As of December 31, 2003, the current credited years of service for each of the following officers is:

Name	Current Credited Years of Service
Robert F. Baronner, Jr.	3 Years
David W. Irwin	2 Years

During 2002, the corporation established a 401(k) profit sharing plan available initially to all fulltime employees. After initiation of the plan, employees become eligible to participate in the plan upon reaching age 21 and completing one year of service. Employees can make a salary deferral election authorizing the employer to withhold up to the amount allowed by law each calendar year. The employer may make a discretionary matching contribution each plan year. The employer may also make other discretionary contributions to the plan.

During 2003 the Potomac board and the shareholders adopted and approved the 2003 Stock Incentive Plan which reserves 90,000 shares of common stock that may be granted as incentive stock options (“ISO”) and non-statutory stock options. There were no options granted in 2003.

Personnel Committee Report on Executive Compensation

The personnel committee is comprised of seven members: Robert F. Baronner, Jr. (ex-officio), J. Scott Boyd, Guy Gareth Chicchirichi, Thomas C.G. Coyle, Tammy Miller (Human Resources Director), John C. Skinner, Jr. and Donald S. Smith. The personnel committee reviews and recommends to the board changes to the compensation levels of all executive officers of the bank. The committee seeks to attract and retain highly capable and well-qualified executives and to compensate executives at levels commensurate with their amount of service to the bank. The committee met November 25, 2003 to review and approve the bank’s 2004 compensation levels. The bank’s chief executive officer reviews each executive officer’s compensation and makes recommendations to the committee. The committee reviews these recommendations and independently evaluates each executive’s job performance and contribution to the bank. The committee also considers the inflation rate and the compensation levels of executive officers holding similar positions with the bank’s competitors. For instance, the committee compares the compensation levels of its executive officers with the levels, when known, of such institutions as United National Bank, Jefferson Security Bank, City National Bank and BB&T. Compensation levels for executives of the bank are competitive when compared to these institutions.

The chief executive officer’s salary and bonus is tied to performance goals of the bank and the bank’s profitability for the prior fiscal year. Robert F. Baronner, Jr. served on the committee and was the bank’s chief executive officer; however, he did not make any recommendations relating to his salary and was not present at committee meetings when his compensation was being discussed.

In 2003 Mr. Baronner had the opportunity to earn up to 20% of his base salary in bonus. This incentive program is based on a number of factors including average market price per share, net income per share, loan and deposit growth, the bank’s efficiency ratio, credit quality, and trust department income. During 2003, Mr. Baronner earned $20,448 out of a possible bonus of $27,400.

In 2001 Potomac and the bank entered into an employment agreement with Mr. Baronner. The first year’s base salary for 2001 for Mr. Baronner as stated in the employment agreement was set after discussions with a professional executive recruiter as well as research regarding market rates for similar positions for candidates with equivalent education and experience. The salary is set each year as the agreement renews and is based on performance goals of the bank and the bank’s profitability as discussed above.

The Internal Revenue Code disallows deductions of compensation exceeding $1,000,000 for certain executive compensation. The committee has not adopted a policy in this regard because none of the bank’s executives received compensation approaching the $1,000,000 level.

This report should not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this report by reference, and shall not otherwise be filed under such Acts. This report is submitted by:

Robert F. Baronner, Jr. (ex-officio)
J. Scott Boyd
Guy Gareth Chicchirichi
Thomas C.G. Coyle
John C. Skinner, Jr.
Donald S. Smith

Performance Graph

The following graph compares the yearly percentage change in Potomac’s cumulative total shareholder return on common stock for the five-year period ending December 31, 2002, with the cumulative total return of the Media General Index (SIC Code Index 6712 - Bank Holding Companies). Shareholders may obtain a copy of the index by calling Media General Financial Services, Inc. at telephone number (800) 446-7922. There is no assurance that Potomac’s stock performance will continue in the future with the same or similar trends as depicted in the graph.

The graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Potomac specifically incorporates this graph by reference, and shall not otherwise be filed under such Acts.

Employment Agreement

Potomac and the bank have an employment agreement with Robert F. Baronner, Jr., president and chief executive officer of Potomac and the bank. The agreement is for a one-year term, with additional renewals for one year each, unless terminated by one of the parties. The agreement provided for an annual salary of $110,000 plus director’s fees in 2001. The subsequent annual salaries are set each year as the agreement renews. The personnel committee set the annual salary at $147,000 for 2004. Under the agreement, if Mr. Baronner’s employment is terminated (other than for cause), he is entitled to one year’s salary and benefits. In the event of an actual or constructive termination of Mr. Baronner’s employment after a change in control of Potomac or the bank, Mr. Baronner would receive two years’ compensation and benefits for 18 months.

Compensation of Directors

Directors of Potomac were not compensated for their services as directors for 2003. Directors of the bank were compensated at the rate of $760 for each regular board meeting attended in 2003. Directors are additionally compensated $100 for each committee meeting attended. Directors who are operating officers of the bank are not compensated for committee meetings attended.

Certain Transactions with Directors, Officers and Their Associates

Potomac and the bank have had, and expect to have in the future, transactions in the ordinary course of business with directors, officers, principal shareholders and their associates. All of these transactions remain on substantially the same terms, including interest rates, collateral and repayment terms on the extension of credit, as those prevailing at the same time for comparable transactions with unaffiliated persons, and in the opinion of management of Potomac and the bank, did not involve more than the normal risk of collectibility or present other unfavorable features.

Nichols and Skinner, L.C., a law firm in which Director John C. Skinner, Jr. is a shareholder, performed legal services for the bank and Potomac in 2003 and will perform similar services in 2004. On the basis of information provided by Mr. Skinner, it is believed that less than five percent of the gross revenues of this law firm in 2003 resulted from payment for legal services by Potomac and the bank. In the opinion of Potomac and the bank, the transactions with Nichols and Skinner, L.C., were on terms as favorable to Potomac and the bank as they would have been with third parties not otherwise affiliated with Potomac or the bank.

J. Scott Boyd, Thomas C.G. Coyle, William R. Harner, and Donald S. Smith, directors of the bank and Potomac, have been indebted to the bank during 2003 in an amount in excess of $60,000. In the opinion of Potomac and the bank, these loans were made in the ordinary course of business, were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons, and do not involve more than the normal risk of collectability or present other unfavorable features.

2. RATIFICATION OF SELECTION OF AUDITORS

The board of directors has selected the firm of Yount, Hyde & Barbour, P.C. to serve as independent auditors for Potomac for the calendar year 2004. If the shareholders do not ratify the appointment of Yount, Hyde & Barbour, P.C., the board will consider the appointment of other auditors. Potomac is advised that no member of this accounting firm has any direct or indirect material interest in Potomac, or any of its subsidiaries.

A representative of Yount, Hyde & Barbour, P.C., will be present at the annual meeting to respond to appropriate questions and to make a statement if he so desires. The enclosed proxy will be voted “FOR” the ratification of the selection of Yount, Hyde & Barbour, P.C., unless otherwise directed. The affirmative vote of a majority of the shares of Potomac’s common stock represented at the annual meeting of shareholders is required to ratify the appointment of Yount, Hyde & Barbour, P.C.

FORM 10-KSB ANNUAL REPORT

TO THE SECURITIES AND EXCHANGE COMMISSION

Upon written request by any shareholder to Gayle Marshall Johnson, Vice President and Chief Financial Officer, Potomac Bancshares, Inc., 111 East Washington Street, PO Box 906, Charles Town, West Virginia 25414-0906, a copy of Potomac’s 2003 Annual Report on Form 10-KSB will be provided without charge.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires Potomac’s directors and executive officers, and persons who own more than ten percent of a registered class of Potomac’s equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of Potomac. Officers, directors and shareholders owning more than ten percent are required by SEC regulation to furnish Potomac with copies of all Section 16(a) forms which they file.

To Potomac’s knowledge, based solely upon review of the copies of such reports furnished to Potomac and written representations that no other reports were required, during the two fiscal years ended December 31, 2003, all Section 16(a) filing requirements applicable to its officers, directors and persons owning more than ten percent were complied with.

OTHER MATTERS

If any of the nominees for election as directors should be unable to serve as a director by reason of death or other unexpected occurrence, a proxy will be voted for a substitute nominee or nominees designated by the board of Potomac unless the board of directors adopts a resolution pursuant to the bylaws reducing the number of directors.

The board of directors is unaware of any other matters to be considered at the meeting but, if any other matters properly come before the meeting, persons named in the proxy will vote such proxy in accordance with their judgment on such matters.

SHAREHOLDER PROPOSALS FOR 2005

Any shareholder who wishes to have a proposal placed before the next Annual Meeting of Shareholders must submit the proposal to Robert F. Baronner, Jr., President & Chief Executive Officer of Potomac, at its executive offices, no later than November 30, 2004, to have it considered for inclusion in the proxy statement of the annual meeting in 2005.

Robert F. Baronner, Jr.
President and Chief Executive Officer

Charles Town, West Virginia

March 30, 2004

Attachment A

AUDIT COMMITTEE CHARTER

STATEMENT OF POLICY

A soundly conceived, effective Audit Committee is essential to the management, operation, and financial reporting process of Potomac Bancshares, Inc. The Audit Committee shall provide assistance to the corporate directors in fulfilling their responsibilities to the shareholders, potential shareholders, and investment community relating to corporate accounting, reporting practices of the corporation, and the quality and integrity of the financial reports of the corporation. In so doing, it is the responsibility of the Audit Committee to maintain free and open means of communication between the directors, the independent auditors, the internal auditors, and the financial management of the corporation.

ORGANIZATION

Members

There shall be a committee of the Board of Directors known as the Audit Committee. This committee shall be composed of at least three (3) directors who are independent of the management of the corporation and are free of any relationship that, in the opinion of the Board of Directors, would interfere with their exercise of independent judgement as a committee member. Independent shall be defined using the NASDAQ’s standards as stated below:

A director will not be considered independent, if among other things, he or she has:

•	been employed by the corporation or its affiliates in the current or past three years;

•	accepted any compensation from the corporation or its affiliates except for board or committee service and retirement plan benefits.

•	an immediate family member who is or has been in the past three years, employed by the corporation or its affiliates as an executive officer;

•	been a partner, controlling shareholder or an executive officer of any for profit business to which the corporation made, or from which it received, payments; or

•	been employed as an executive of another entity where any of the company’s executives serve on that entity’s compensation committee.

The Proxy Statement shall disclose whether or not committee membership is comprised of one “Audit Committee financial expert” as defined by Section 407 of the Sarbanes-Oxley Act of 2002. If not, the reasons shall be disclosed.

At the Committee’s discretion, management of the corporation may attend meetings of the Audit Committee, but this attendance shall be in a non-voting capacity.

Committee membership standards will be maintained in accordance with applicable banking laws and regulations.

Meetings

The Audit Committee shall meet at its own discretion, with special meetings called as deemed necessary. The Committee reserves the right to meet without members of corporate management, internal audit, or the independent accounting firm.

Minutes

Minutes shall be prepared for all meetings of the Audit Committee to document the Committee’s discharge of its responsibilities. The minutes shall provide an accurate record of the proceedings, and shall be reviewed and approved by the Audit Committee.

AUTHORITY

The authority for the Audit Committee is derived from the full Board of Directors of Potomac Bancshares, Inc.

The Audit Committee is appointed by the Board to assist in monitoring (1) the integrity of the financial statements of the Company, (2) the compliance by the company with legal and regulatory requirements and (3) the independence and performance of the company’s internal and external auditors.

The Audit Committee shall have the authority to retain special legal, accounting or other consultants to advise the Committee. The Audit Committee may request any officer or employee of the company or the company’s outside council or independent auditor to attend a meeting of the Committee or to meet with any members of, or consultants to, the Committee.

RESPONSIBILITIES

In fulfilling the stated role of the Audit Committee, the primary and general responsibilities will be as follows:

•	To provide for an internal audit function to serve the corporation in an examining and advisory capacity

•	To provide for external audits of all corporate subsidiaries by suitable independent accountants

•	To serve as a focal point and reporting outlet for communications among non-committee directors, corporate management, internal auditors, and independent accountants

•	To maintain a “Whistle Blower” Policy required by Section 301 of the Sarbanes-Oxley Act of 2002.

•	To assist the Board of Directors in fulfilling its fiduciary responsibilities for financial reporting and internal accounting and operations controls

•	To act as an agent for the Board of Directors to help insure the independence of internal auditors and independent accountants, the integrity of management, and the adequacy of disclosures to stockholders.

Specific duties of the Audit Committee include, but are not limited to the following items:

1.	Review and reassess the adequacy of this Charter annually and submit it to the Board for approval.

2.	Ensure required Audit Committee disclosures are included in the Proxy Statement. The Committee may delegate this responsibility to the financial expert.

3.	Preapprove all services performed by the independent auditors. The preapproval requirement is waived for non-audit services if the amount of the non-audit service is not more than five percent of the total amount paid to the independent auditors during the fiscal year in which the services are provided and such services were not recognized at the time of the engagement to be non-audit services and such services are promptly brought to the committee’s attention and approved prior to the completion of the audit.

4.	Prior to filing the annual report, review the annual audited financial statements with management and the independent auditors, including major issues regarding accounting and auditing principals and practices as well as the adequacy of internal controls that could significantly affect the Company’s financial statements.

5.	Based on the review and discussions noted in no. 4 above, recommend to the Board of Directors that the audited financial statements be included in the company’s annual report on Form 10-K.

6.	Review the financial information and disclosures in the Form 10-Q and the independent auditors review results. The Committee may delegate this responsibility to the Committee financial expert.

7.	Recommend to the Board the appointment of the independent auditor, which firm is ultimately accountable to the Audit Committee and the Board.

8.	Receive annual reports from the independent auditor regarding the auditor’s independence and discuss such reports with the auditor.

9.	Review the regular internal audit reports to management prepared by the internal auditing department and management’s responses.

10.	Discuss with the independent auditor the matters required to be discussed by Statement on Auditing Standards No 61 relating to the conduct of the audit.

11.	Review with the independent auditor any problems or difficulties the auditor may have encountered and any management letter provided by the auditor and the Company’s response to that letter.

12.	Perform any other activities consistent with this Charter, the organization’s By-laws and governing law, as the Committee or the Board deems necessary or appropriate.